UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 27, 2005

The Immune Response Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-18006	33-0255679
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5931 Darwin Court, Carlsbad, California		92008
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(760) 431-7080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2005, we entered into a Pledge and Escrow Agreement with Cornell Capital Partners, LP ("Cornell") and David Gonzalez, Esq. as escrow agent. In conjunction with the Secured Convertible Debenture in the amount of $1,000,000 issued by us to Cornell on August 4, 2005, we agreed to irrevocably pledge to Cornell 9,326,000 shares of our common stock as additional security for the Secured Convertible Debenture. This additional pledge of stock will result in Cornell’s release from pledge of 6,000,000 previously pledged shares of common stock owned by Cheshire Associates LLC ("Cheshire"). Cheshire is an affiliate of Kevin Kimberlin, a director and major stockholder of the Company. As inducement for Cheshire to pledge 6,000,000 shares of common stock, we will issue to Cheshire a warrant to purchase shares of our common stock. The number of shares subject to the warrant is to be calculated as the number of days Cheshire’s shares remained in pledge times 2,000. Because the Cheshire shares will be released from pledge as of September 30, 2005, the number of shares for which Cheshire’s warrant is exercisable has been fixed as 114,000.

As of September 30, 2005, we have 78,568,184 shares of common stock issued and no shares of preferred stock outstanding. Included as part of the issued shares are the 9,326,000 shares pledged by us to Cornell, as described above and 4,959,705 shares previously pledged by us to Cornell in August 2005 upon the issuance of the Secured Convertible Debenture. Our outstanding shares of common stock net of the pledged shares would be 64,282,479. Th pledged shares do not have voting rights and are not eligible for dividends. Upon full satisfaction of the Secured Convertible Debenture, the pledged shares will be released and cancelled. The due date of the Secured Convertible Debenture is August 4, 2006.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 27, 2005, we received a letter from the staff of The Nasdaq Stock Market, Inc., advising us that our securities are subject to delisting from The Nasdaq Capital Market under Marketplace Rule 4310(c)(2)(B)(ii) at the opening of business on October 6, 2005, because the market value of our listed securities is below the minimum requirement of $35,000,000. We intend to request an oral hearing before a Nasdaq Listing Qualifications Panel to review the staff’s determination pursuant to Marketplace Rule 4805. This request will stay the delisting pending a decision by the Panel.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to our Standby Equity Distribution Agreement ("SEDA") dated July 15, 2005, we sold 675,828 shares of common stock to Cornell Capital Partners, LP ("Cornell Capital") on September 28, 2005. In accordance with the SEDA, the number of shares was calculated as $300,000 divided by $0.4439. We selected $300,000 as the gross advance for this particular SEDA transaction. The $0.4439 price per share was calculated, under the SEDA, by multiplying the lowest daily volume weighted average price (as quoted by Bloomberg L.P.) in the five-day trading period from September 21, 2005 to September 27, 2005 by 97%. From the indicated $300,000 gross advance, we actually received cash proceeds of $284,500, net of a 5% retainage fee and a $500 structuring fee.

We have stated in a SEC registration statement that the 3% discount and the 5% retainage fee constitute underwriting discounts, as does the $515,000 commitment fee (paid in the form of 725,353 shares of our common stock) which we paid to Cornell Capital in respect of the entire $15,000,000 SEDA commitment on July 15, 2005. The 675,828 shares were issued to Cornell Capital pursuant to the Securities Act Section 4(2) registration exemption.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.185
Pledge and Escrow Agreement dated September 30, 2005, among The Immune Response Corporation, Cornell Capital Partners, LP and David Gonzalez, Esq.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Immune Response Corporation

October 3, 2005	By:	/s/ Michael K. Green

Name: Michael K. Green
Title: Vice President, Finance and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.185	Pledge and Escrow Agreement dated September 30, 2005, among The Immune Response Corporation, Cornell Capital Partners, LP and David Gonzalez, Esq.